State of Delaware
Secretary of State
Division of Corporations
Delivered 10:04 PM 09/10/2013
Filed 10:04 PM 09/10/2013
SRV 131074769 - 4750124 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

ROCHDALE STRUCTURED CLAIMS FIXED INCOME FUND, LLC

1. The name of the limited liability company is Rochdale Structured Claims Fixed Income Fund, LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

Article First of the Certificate of Formation shall be amended as follows:

FIRST:  The name of the limited liability company is:  City National Rochdale Structured Claims Fixed Income Fund, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 10th day of September, 2013.

/s/ Michael Gozzillo
Name:  Michael Gozzillo
Title:   Chief Compliance Officer